An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Supplemental Offering Circular

Dated April______________, 2022

UAV Corp.
(Exact name of issuer as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

115 County Road 381

Wewahitchka, FL 32465

850-588-1747

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

3721	30-1152182
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 500,000,000 Shares

This is a public offering of up to $10,000,000 in shares of Common Stock of UAV Corp. at a price of $0.02 per share.

The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 365 days from the date the Offering is approved by the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “UMAV:OTC Pink” and the closing price of our Common Stock on April 7 was $0.086. Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors. If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated April_______________ 2022

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to UAV Corp.

Our Company

UAV Corp. (the “Company”) was originally incorporated on December 29, 1995 in Wyoming as “International Network Marketing Group, Inc.” subsequently changing its name to “Portalzone.com, Inc.” on March 1, 2000, then to “Status Wines of Tuscany, Inc.” on June 27, 2000, then to “Mariner’s Choice International, Inc.” on May 30, 2007. On January 18, 2013, the Company redomiciled in the state of Wyoming. On September 23, 2015, the Company changed its name to Han Tang Technology, Inc. In 2016, the Company abandoned operations and focused on seeking an acquisition target. On January 27, 2020, the Company purchased R Squared Technologies, Inc., a Delaware corporation being held as a wholly owned subsidiary (“R Squared”). We submitted our name change from Han Tang Technology, Inc. to UAV Corp to the state of Wyoming on June the 8, 2020. We applied to FINRA and the OTC markets for a name and symbol change receiving approval from FINRA for our name to be changed to UAV Corp with the effective date January 11, 2021 and we will begin trading under the new symbol UMAV as listed on OTC Markets on February 10, 2021.

Overview

The Company’s operations are based primarily in its wholly owned subsidiary, R Squared. R Squared engaged Patriot Government Services, LLC (“PATRIOT”)—a Service-Disabled Veteran Owned Small Business Concern (SDVOSB) to develop the Sentinel Mobile Communication Center. R Squared purchased the technology including the R Squared Sentinel Logo and name.

The R2 SENTINEL (“SENTINEL”) is a portable, battery-powered, Internet Protocol (IP) data and voice system that features Wi-Fi, Long Term Evolution (LTE) and Broadband Global Area Network (BGAN), options serving the needs of local, state, and federal government agencies as well as the commercial marketplace.

ABOUT UAV Corp.

UAV Corp. formerly Han Tang Technologies, Inc., (“OTC:UMAV”) was created thru a combination of recently acquired subsidiaries initially R Squared Technologies, Inc.(“R2”), a technology company that has developed the SENTINEL a man portable communication network between wired and Wi-Fi enabled devices within a secure network. It can be used for both defense and emergency management applications. The SENTINEL provides an immediate command and control network and provides a communication solution in response to a variety of adverse circumstances, including severe weather, natural disasters, power outages or even a hostile attack.

The SENTINEL was conceived in the wake of Hurricane Katrina in New Orleans, the earthquakes in Haiti and Northern Italy, as well as the subsequent horrific flooding events in both Louisiana, North Carolina, Texas, and Florida, to address the disastrous breakdown in emergency response communications. All these events demonstrated the need for mobile communication systems at the local and the first response levels. The inability to communicate in all these disasters resulted in chaos and the additional loss of life. As a result, the SENTINEL was designed and is ready for production. SENTINEL was developed to create a “Communication Network” to immediately establish a command and control network at the epicenter of a disaster or need.

R2’s SENTINEL “black box” market size is approximately $30.2 billion by 2022 as it relates to the SATCOM industry. The market increases when the “Sentinel” becomes integrated into the 5G and WIFI vertical markets which is over $100 billion. The Sentinel will be integrated into a network system in co-development with R2’s acquisition of Skyborne Technology, Inc. (“STI”), for communication and data links encompassing Unmanned Aerial Systems, (“UAS”) for unmanned operations for Disaster Relief and Homeland Defense applications. Some of the key players profiled in the SATCOM equipment market include General Dynamics Corporation (US), Cobham Plc (UK), L3 Technologies (US), Viasat (US), and Harris Corporation (US). These players offer advanced technology systems, products, and services.

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As part of UAV Corp group of companies, R Squared also holds Skyborne Technology, Inc. as a 100% wholly owned subsidiary acquired on a stock for stock exchange. (“Skyborne”), is a Florida corporation incorporated on August 23, 2018. R2’s acquisition of Skyborne Technology, Inc. (“STI”) a designer and developer of manned and unmanned next generation aviation systems has opened its new manufacturing facility in Gulf County, FL. The company chose the area specifically to have access to employ manned and unmanned aircraft pilots, skilled manufacturing labor for composites, aircraft aluminum and high bullet proof fabrics. As part of opening of the new manufacturing facility, STI plans to unveil their Lighter Than Air Detachable Drone SA-70 (“ LTATDD SA-70”), technology in the summer of 2022 at their newly acquired airport in Port St. Joe, Florida. The acquisition of the Airport provides STI with a home to begin testing their aviation products for target markets such as Agriculture Assessment, Communications, Education, Defense, Border Security, Health, Natural Disasters, Policing, Traffic Control and other applications.

Specifically, the tether-aerostats range in size and shape. The LTATDD SA-70, semi-rigid spherical lighter than air drone is approximately 70 feet in diameter (round) and is a unique surveillance platform that has a flying aircraft carrier aspect of being able to carry multiple small drones to launch and recover for low altitude surveillance and swarm type attacks in a hostile environment utilizing it to for local security and governmental needs. The LTATDD SA 70 also has telecommunication, disaster aid and commercial delivery and advertising as additional features. This design can be a manned or unmanned capability. The company has also tested and begun the engineering on a sleeker more aerodynamic design that when completed will be in ranges of 100 feet to 250 feet in length it will be the SMA 600 series and in the tether configuration it is a communication asset with the drone package. When the SMA 600 releases from the tether, it becomes a remotely piloted UAS system. The commercial usage (manned operations) for the (SMA-600) can be utilized for advertising, logistics transportation, sightseeing, shipping, surveillance and telecommunication.

THE MARKET

The combined technologies within the UAV Corp group of companies, potential market is vast with profitable opportunities. Since the platform(s) are qualified as Unmanned Aerial Vehicles (UAV), the market alone is currently over 100 billion per a market analysis by Goldman Sachs. The “drone” market for both commercial and government is expected to grow to more than $125 billion by 2025.

The Lighter-Than-Air “LTA” market is approximately $10 billion. UAVC’s Lighter Than Air Detachable Drone SA-70 (“ LTATDD SA-70”), is a game changer in the industry with the addition of integrating launching and recovering drones from an aerial platform (cell tower at high altitude). The combined integrated system(s) impact LTATDD’s market potential.

The Disaster Recovery Solutions target market is to grow to over $26 billion by 2025. Again, the integration of STI’s lighter than air technology with the Sentinel mobile communication system impacts a greater market potential.

UAV Corp currently has no competition with the detachable lighter than air drones from a tether (LTATDD) that is currently available. Our first LTATDD system are planned to begin test flights in the Summer of 2022.

COMPETITION

The current government drone manufactures are led by General Atomics Aeronautical Systems Inc., Northrop Grumman Corporation, The Boeing Company, BAE Systems plc, Israel Aerospace Industries (ISA), Dassault Aviation SA, and Nexter System. However, the cost of these drones to procure is expensive. UAVC’s cost to market is affordable to emerging global markets and a low-cost alternative to U.S. government programs.

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Commercial drone manufactures are vast and range in capabilities. UAV Corp will be purchasing commercial high-grade cost-effective drones that will be integrated into the Lighter Than Air Detachable Drone or LTADD SA 70 system. The leading commercial drone manufacturers are AeroVironment, DJI Technology Co., Parrot, SA, 3D Robotics, Lepton Unmanned Aircraft Systems, PrecisionHawk, Yuneec International Co. Ltd., Aeron Labs, Trimble Navigation Ltd., Insitu and many others.

Tethered Aerostats major manufacturers in this market are Lockheed Martin Corporation (U.S.), Raytheon Company (U.S.), TCOM L.P. (U.S.), Raven Industries (U.S.), Augur Rosaerosystems (Russia), ILC Dover (U.S.), Exelis (U.S.), RT LTA Systems Ltd. (Israel), Lindstrand Technologies (U.K.), Aeroscraft Corporation (U.S.), Rafael Advanced Systems (Israel), Allsopp Helikites (U.K.), Hybrid Air Vehicles (U.K.), Near Space Systems (U.S.), among others. The above mentioned do not have a LTATDD system with a Sentinel communication package for command and control for UAV’s unmanned systems, a unique capability.

The Airship market consists of manufactures such as Zeppelin Luftschiffechnik GMBH, Hybrid Air Vehicles Ltd., Freight Express Indonesia, Prima Cargo, Boeing, Varialift Airships, CargoLifter AG, Dynalifter, Worlwide Aeros, Shanghai Vantage Airship manufacture Co. Ltd., and Lockheed Martin. Most of these airship manufacturers are in various stages of development targeting cargo and mid altitude surveillance.

THE OFFERING

Common Stock we are offering	Maximum offering of 500,000,000 shares at $0.02 per share.

Common Stock outstanding before this Offering	41,269,125 Common Stock, par value $0.0001

Use of proceeds

The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, pay off debts, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

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The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business and Industry

We have a history of operating losses and expect to incur significant additional operating expenses.

We are currently in the business development stage and have limited commercial sales of our products and, accordingly, we cannot guarantee that we will become profitable. Moreover, even if we achieve profitability, given the competitive and evolving nature of the industries in which we operate, we may be unable to sustain or increase profitability and failure to do so would adversely affect its business, including our ability to raise additional funds.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on product and software development. We will require additional funds to support our continued research and development activities, as well as the costs of commercializing, marketing, and selling any new products and/or services resulting from those activities.

Until such time, if ever, that we can generate sufficient revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings or corporate collaborations and/or strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we may have to delay, curtail or eliminate commercializing, marketing and selling one or more of our solutions.

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Product development is a long, expensive and uncertain process.

The development of both UAV software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations.

Successful technical development of our products does not guarantee successful commercialization.

Although we have successfully completed the technical development of our original UAV systems. Our success in the market for the products and services we develop will depend largely on our ability to properly demonstrate their capabilities. Upon demonstration, our solutions may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor; or may not feel there is a significant need for the products we develop. As a result, significant revenue from our current and new product investments may not be achieved for a number of years, if at all.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

Our intellectual property and proprietary rights are important to our ability to remain competitive and successful in the development of our products and to our future growth potential. Patent protection can be limited and not all intellectual property can be patented. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws, as well as confidentiality and non-disclosure agreements and procedures, non-competition agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand. As we currently do not have any granted patent or copyright protections, we must rely on trade secrets and nondisclosure agreements, which provide limited protections. Our intellectual property rights may be challenged, invalidated, or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.

Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and products, which could result in decreased revenues. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management’s attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products. Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that our technologies infringe on the proprietary rights of any third party; however, claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third-party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to its ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

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The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

We have developed and may sell products and services in circumstances where insurance or indemnification may not be available, for example, in connection with the collection and analysis of various types of information. In addition, our products and services raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion, and similar concepts, which may create legal issues. Indemnification to cover potential claims or liabilities resulting from the failure of any technologies that we develop or deploy may be available in certain circumstances but not in others. Currently, the unmanned aerial systems industry lacks a formative insurance market. We may not be able to maintain insurance to protect against all operational risks and uncertainties that our customers confront. Substantial claims resulting from an accident, product failure, or personal injury or property liability arising from our products and services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We may incur substantial product liability claims relating to our products.

As a manufacturer of UAV products, and with aircraft and aviation sector companies under increased scrutiny, claims could be brought against us if use or misuse of one of our UAV products causes, or merely appears to have caused, personal injury or death. In addition, defects in our products may lead to other potential life, health and property risks. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

If our subcontractors or suppliers fail to perform their contractual obligations, our performance and reputation as a contractor and our ability to obtain future business could suffer.

As a prime contractor, we often rely upon other companies to perform work we are obligated to perform for our customers. As we secure more work under certain of our contracts, we expect to require an increasing level of support from subcontractors that provide complementary or supplementary services to our offers. We are responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work. If one or more of our subcontractors fails to satisfactorily perform the agreed-upon services on a timely basis or violates contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our customers’ requirements may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a customer terminating our contract for default. A termination for default could expose us to liability, including liability for the costs of re-procurement, could damage our reputation and could hurt our ability to compete for future contracts.

For certain of the components included in our products, there are a limited number of suppliers we can rely upon. If we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacture of our products from suppliers and subcontractors. We have not entered into any agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. Our present lack of working capital may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of its manufacturing operations would ensue if we were required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

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If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified executive, technical and sales personnel. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms and with an ability to maintain positive relationships with our partners, might impede our ability to continue to develop, commercialize and sell our products and services. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our future growth depends on our gaining market acceptance and regular production orders for our products and services. Our marketing plan includes attendance at trade shows, making private demonstrations, advertising, public relations, promotional materials and advertising campaigns in print and/or broadcast media. In the event we are not successful in obtaining a significant volume of orders for our products and services, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

Our operating margins may be negatively impacted by reduction in sales or products sold.

Expectations regarding future sales and expenses are largely fixed in the short term. We maintain raw materials and finished goods at a volume we feel is necessary for anticipated distribution and sales. Therefore, we may not be able to reduce costs in a timely manner to compensate for any unexpected shortfalls between forecasted and actual sales.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales or subscription of our products;
•	unexpected delays in introducing new products and services; increased expenses, whether related to sales and marketing or administration; and
•	costs related to possible acquisitions of businesses.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The markets in which we compete are subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and services and new products and services. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

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Our products are subject to regulations of the Federal Aviation Administration (the “FAA”).

In August 2016, regulations from the FAA relating to the commercial use of UAVs in the United States became law. As a result, users of systems like ours are only required to take a knowledge exam at an approved FAA testing station similar to an automobile driver’s license exam. Prior to the new law, users had to hold a pilot’s license, have an observer present and file various documents before flights. In the event new FAA rules or regulations are promulgated or current rules are revised that may negatively affect commercial usage of our UAVs, such rules and laws could adversely disrupt our operations and overall sales.

Our future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, antitrust, intellectual property, environmental, regulations of the FAA, regulations of the USDA and state or tribal departments of agriculture, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption or other matters.

The outcome of any future legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change current estimates of liabilities and related insurance receivables where applicable; or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on our results of operations or cash flows in any particular period. We are not currently involved in or subject to any such legal or regulatory proceedings, but we cannot guarantee that such proceedings may not occur in the future.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our current or future business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Should our relationships fail to materialize into significant agreements, or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with our own business and products; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; (iv) potential unknown or unquantifiable liabilities associated with the target company; and (v) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

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Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results and financial condition.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with generally accepted accounting principles in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required.

Our results could be adversely affected by natural disasters, public health crises, political crises or other catastrophic events.

Natural disasters, such as hurricanes, tornadoes, floods, earthquakes and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war, labor unrest, and other political instability; or other catastrophic events, such as disasters occurring at our manufacturing facilities, could disrupt our operations or the operations of one or more of our vendors. In particular, these types of events could impact our product supply chain from or to the impacted region and could impact our ability to operate. In addition, these types of events could negatively impact consumer spending in the impacted regions. Disasters occurring at our manufacturing facilities could impact our reputation and our customers’ perception of our brands. To the extent any of these events occur, our operations and financial results could be adversely affected.

Our business may be adversely affected by the ongoing coronavirus pandemic.

The outbreak of the novel coronavirus (COVID-19) has evolved into a global pandemic. The coronavirus has spread to many regions of the world, including the United States. The extent to which COVID-19 impacts our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the actions to contain the coronavirus or treat its impact, among others.

Should the coronavirus continue to spread, our business operations could be delayed or interrupted. For instance, we currently utilize third parties to, among other things, manufacture components and parts for the proprietary and contracted drones we produce, and to perform quality testing. We also manufacture and assemble products and perform various services at our manufacturing facility. If either we or any third-parties in the supply chain for materials used in our manufacturing and assembly processes are adversely impacted by restrictions resulting from the coronavirus pandemic, our supply chain may be disrupted, limiting our ability to manufacture and assemble products.

The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. While the potential economic impact brought on by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruptions of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our common stock.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business or the global economy as a whole. However, these effects could have a material impact on our operations. We will continue to monitor the situation closely.

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Worldwide and domestic economic trends and financial market conditions, including an economic decline in our core customers, may adversely affect our operating performance.

We intend to distribute our products and services in a number of countries and derive revenues from both inside and outside the United States. We expect our business will be subject to global competition and may be adversely affected by factors in the United States and other countries that are beyond our control, such as disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, elevated unemployment levels, sluggish or uneven recovery, in specific countries or regions, or in the agricultural industry; social, political or labor conditions in specific countries or regions; natural and other disasters affecting our operations or our customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which we operate. Unfavorable global or regional economic conditions, including an economic decline in the agricultural industry, could adversely impact our business, liquidity, financial condition, and results of operations.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

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The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

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Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 2,000,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 41,269,125 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large number of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Wyoming General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

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Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. (Currently, the Company has no plans of filing a registration statement with the Commission).

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Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investor’s ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in Wyoming.

The subscription agreement states that it shall be governed by the local law of the State of Wyoming and the United States, and the parties’ consent to the exclusive forum of the Federal courts in Wyoming for any action brought under the Securities Act, the Exchange Act, or any matters derived from the subscription agreement. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Wyoming. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement. In addition, our exclusive forum provision may result in additional costs related to litigation of the matter for an investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

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Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

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USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $25,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($2,500,00), 50% of the Maximum Offering proceeds raised ($5,000,000), 75% of the Maximum Offering proceeds raised ($7,500,000) and the Maximum Offering proceeds raised of $10,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Cost of the Offering	25,000	25,000	25,000	25,000
Net Proceeds	2,475,000	4,975,000	7,475,000	9,975,000
Wages	550,000	550,000	650,000	650,000
Software & Computers	10,000	20,000	30,000	40,000
Tools and Equipment	75,000	150,000	250,000	300,000
Parts	875,000	760,000	1,200,000	1,250,000
Custom Gear	25,000	50,000	75,000	100,000
Debt Repayment (1)	350,000	2,500,000	3,750,000	3,750,000
Administrative and Legal	100,000	170,000	200,000	200,000
Sales and Marketing	150,000	300,000	450,000	600,000
Working Capital	340,000	475,000	895,000	3,085,000
TOTAL	2,500,000	5,000,000	7,500,000	10,000,000

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DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.02 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of April 7, 2022 and the balance sheet as of December 31, 2021.

	25%	50.0%	75%	100%
Net Value	$(84,850.00)	$2,415,150.00	$4,915,150.00	$7,415,150.00
# Total Shares	166,269,125	291,269,125	416,269,125	541,269,125
Net Book Value Per Share	$-0.0005	$0.0083	$0.0118	$0.0137
Increase in NBV/Share	$0.0615	$0.0703	$0.0738	$0.0757
Dilution to new shareholders	$0.0205	$0.0117	$0.0082	$0.0063
Percentage Dilution to New	102.55%	58.54%	40.96%	31.50%

The following table sets forth the estimated net tangible book value per share after the offering and conversion of all preferred stock and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.02 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of April 7, 2022 and the balance sheet as of December 31, 2021.

	25%	50.0%	75%	100%
Net Value	$(84,850.00)	$2,415,150.00	$4,915,150.00	$7,440,150.00
# Total Shares	435,920,445	560,920,445	685,920,445	810,920,445
Net Book Value Per Share	$-0.0002	$0.0043	$0.0072	$0.0092
Increase in NBV/Share	$0.0080	$0.0125	$0.0154	$0.0174
Dilution to new shareholders	$0.0202	$0.0157	$0.0128	$0.0108
Percentage Dilution to New	100.97%	78.47%	64.17%	54.13%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Critical Accounting Policies and Estimates

Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Principles of Consolidation

The financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash.

Inventory

Inventories are stated at the lower of cost (average cost) or market (net realizable value). Cost includes materials related to the purchase and production of inventories. Management regularly reviews inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of the Company’s inventory. If management’s review indicates a reduction in utility below carrying value, the Company reduces inventory to a new cost basis through a charge to cost of revenue.

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Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are based on the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets on a periodic basis, whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Revenue Recognition

The Company’s revenue is derived primarily from part sales, services, and the design and manufacture of custom products. Transaction prices are specified in each contract and are not typically variable. If the consideration agreed to in a contract includes a variable amount, the Company will estimate the amount of consideration it expects to be entitled to in exchange for transferring the promised goods or services to the customer.

On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 requires that the entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

Fair Value of Financial Instruments

In accordance with the reporting requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The Company does not have assets or liabilities measured at fair value on a recurring basis except its derivative liability.

Fair Value Measurement

ASC Topic 820, Fair Value Measurements, provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.

From time to time, the Company enters into convertible promissory note agreements. These notes are convertible at a fraction of the stock closing price near the conversion date. Additionally, the conversion price, as well as other terms including interest rates, adjust if any future financings have more favorable terms. The conversion features of these notes meet the definition of a derivative which therefore requires bifurcation and are accounted for as a derivative liability.

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Research and development costs

The Company accounts for its research and development costs in accordance with ASC Topic 730, Research and Development (“ASC 730”). The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) shall be capitalized as tangible assets when acquired or constructed.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. At December 31, 2020, the entire deferred tax asset, which arises primarily from our net operating losses, has been fully reserved because management has determined that it is not “more likely than not” that the net operating loss carry forwards would be realized in the future.

The Company accounts for uncertainty in income taxes using a recognition threshold of more-likely-than-not to be sustained upon examination by the appropriate taxing authority. Measurement of the tax uncertainty occurs if the recognition threshold is met.

Share Based Compensation

In accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which such awards vest. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC Topic 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured fair value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

(Loss) Income Per Share of Common Stock

Basic net loss/income per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options, warrants and convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

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Results of Operations

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020:

Revenues

Revenues for the year ended December 31, 2021, were$594,980, as compared to $297,915 for the year ended December 31, 2020, an increase of $297,915.

This increase in revenues can be attributed to the re-commencement of operations during the period. We expect our revenues to improve in future periods as global economic conditions rebound, and consumer spending increases.

Gross Profit and Margins

Gross profit for the year ended December 31, 2021, was $283,913, as compared to $145,753 for the year ended December 31, 2020. The $145,753 increase in gross profit is the result of the increase in revenues noted above. Gross profit margin for the year ended December 31, 2020, was 47%, as compared to 49% for the year ended December 31, 2019.

Operating Expenses

Operating expenses for the year ended December 31, 2021, were $544,273, as compared to $596,058 for the year ended December 31, 2020.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel, goods, and facilities.

Loss from Operations and Total Net Loss

Loss from operations for the year ended December 31, 2021, was ($312,145), as compared to a loss from operations of ($398,520) for the year ended December 31, 2020. The increase in loss from operations for the year ended December 31, 2021, was as a result of the re-commencement of revenue generating operations during the current period. Total net loss for the year ended December 31, 2021, was ($734,015), as compared to a total net loss of ($1,166,437) for the year ended December 31, 2020, a decrease in total net loss. The decrease in net loss for the year ended December 31, 2021, was as a result of (i) the reasons for the change in loss from operations, (ii) non-cash losses from acquisition and assumption of debt in the prior period, and (iii) changes in discount amortization and interest income and expenses from the prior period.

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Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception and as of December 31, 2021, we had a stockholders’ deficit of $2,559,850, a working capital deficit of $5,717,601, and incurred a net loss of $734,015 for the year ended December 31, 2021. A As a result, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flows from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

As of December 31, 2021, we had cash of approximately $40,915. We estimate our operating expenses for the near- and mid-term may continue to exceed the revenues that we may generate, and we may need to raise capital through either debt or equity offerings to continue operations. Management plans to additionally increase cash flow by acquiring and/or developing profitable businesses that will create positive income from operations, obtaining debt through loans from outside parties, and/or issuing common shares. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flows – Operating Activities

For the year ended December 31, 2021, our cash used in operating activities amounted to $668,071, compared to cash used during the year ended December 31, 2020, of $226,245. The increase in cash used in our operating activities is due to financing expenses, losses on the assumption and settlement of debt, and the purchase of inventory.

Cash Flows – Investing Activities

Net cash provided by investing activities in the year ended December 31, 2021 was $-0-, compared to net cash used in investing activities in the year ended December 31, 2020, of $769 from an acquisition.

Cash Flows – Financing Activities

For the year ended December 31, 2021, our cash provided by financing activities amounted to $650,407 . Our cash provided by financing activities for the year ended December 31, 2020, amounted to $276,253.

Off Balance Sheet Arrangements

As of December 31, 2021, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

Legal Matters

None.

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BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Our Company

UAV Corp, (the “Company”) was originally incorporated on December 29, 1995 in Nevada as “International Network Marketing Group, Inc.” subsequently changing its name to “Portalzone.com, Inc.” on March 1, 2000, then to “Status Wines of Tuscany, Inc.” on June 27, 2000, then to “Mariner’s Choice International, Inc.” on May 30, 2007. On January 18, 2013, the Company redomiciled in the state of Wyoming. On September 23, 2015, the Company changed its name to Han Tang Technology, Inc. In 2016, the Company abandoned operations and focused on seeking an acquisition target. On January 27, 2020, the Company purchased R Squared Technologies, Inc., a Delaware corporation being held as a wholly owned subsidiary (“R Squared”).

To better reflect the business of the company we submitted our name change from Han Tang Technology, Inc. to UAV Corp to the state of Wyoming on June the 8, 2020. We applied to FINRA and the OTC markets for a name and symbol change receiving approval from FINRA for our name to be changed to UAV Corp with the effective date January 11, 2021 and we will begin trading under the new symbol UMAV as listed on OTC Markets on February 10, 2021.

Overview

The Company’s operations are based primarily in its wholly owned subsidiary, R Squared. R Squared engaged Patriot Government Services, LLC (“PATRIOT”)—a Service-Disabled Veteran Owned Small Business Concern (SDVOSB) to develop the Sentinel Mobile Communication Center. R Squared purchased the technology including the R Squared Sentinel Logo and name.

The R2 SENTINEL (“SENTINEL”) is a portable, battery-powered, Internet Protocol (IP) data and voice system that features Wi-Fi, Long Term Evolution (LTE) and Broadband Global Area Network (BGAN), options serving the needs of local, state, and federal government agencies as well as the commercial marketplace.

R Squared also holds Skyborne Technology, Inc. as a 100% wholly owned subsidiary on a stock for stock exchange. (“Skyborne”), is a Florida corporation incorporated on August 23, 2018. Skyborne is a developer, manufacturer and integrator of next generation manned and automated first responder communication, unmanned Lighter Than Air and drone aviation systems and owns and operates Costin Airport in Gulf County, FL for flight operations, manufacturing and unmanned aircraft systems training.

The Industry (R Squared)

The need for enhanced portable communication devices:

Enhanced communications continue to be of vital importance for effective response to disasters. Lack of communications directly contributes to low levels of situational awareness for both high-level commanders and emergency responders in the field. When all lines of communication are down, effective response to disaster is greatly diminished. Establishing and maintaining direct lines of communication between decision makers, formal and informal responders, government officials, and the public is a primary objective in any emergency planning or response scenario.

While standing Emergency Operation Centers (EOCs) serve as the central command and control mode during disasters, there are drawbacks in tying decision-making processes to a fixed location at a distance from the incident scene. Poor communications with incident responders decrease the situational awareness of the command staff while unfamiliarity with the on-scene situation leads to poor decision-making.

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Further, EOC’s are subject to the same risks as other homes and buildings during a natural disaster. For example, many EOC’s along the Gulf Coast were destroyed after Hurricane Katrina leaving emergency responders and government leaders with no ability to command local efforts or to guide State and Federal support. In such a situation, the loss of capacity to direct response efforts greatly contributes to breakdowns in effective incident management.

Communication Infrastructure

Many times, federal, state, and local communities do not have the financial resources to independently handle emergency communication networks and rely upon disaster relief contractors. We believe that these entities create a unique targeted marketed.

The SENTINEL creates a communication network for first responders in emergencies and crisis. There is also growing demand in the private sector. When a natural disaster or terrorist attack hits, private communication networks are critical. Banks, hospitals, schools, marine transport, and other businesses that cannot afford a breakdown in its communication networks are also potential R SQUARED clients.

Our Products (R Squared)

The SENTINEL establishes a communication network between wired and Wi-Fi enabled devices within a secure network. It can be used for both defense and emergency management applications. The SENTINEL provides an immediate command and control network and provides a communication solution in response to a variety of adverse circumstances, including severe weather, natural disasters, power outages or even a hostile attack.

The SENTINEL was conceived in the wake of Hurricane Katrina in New Orleans, the earthquakes in Haiti and Northern Italy, as well as the subsequent horrific flooding events in both Louisiana, North Carolina, Texas and Florida, to address the disastrous breakdown in emergency response communications. All of these events demonstrated the need for mobile communication systems at the local and the first response levels. The inability to communicate in all of these disasters resulted in chaos and the additional loss of life. As a result, the SENTINEL was designed and is ready for production. SENTINEL was developed to create a “Communication Network” to immediately establish a command-and-control network at the epicenter of a disaster or need.

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SENTIEL—FULL FEATURED PROTOYPE

The SENTINEL technology developed and marketed by a management team focused on becoming the leader in emergency communications and operation support services. With over two decades of combined experience in wireless communications, integration of voice, video, data technologies, and emergency/disaster response program management, our management is positioned to solve technical problems with world-class solutions.

Management recognizes that the telecom sector continues to be at the epicenter for growth and innovation for virtually all industries. Mobile devices and related broadband connectivity continue to be more embedded in the fabric of society today and they are key in driving the momentum around some key trends such as video streaming, Internet of Things (IoT), and mobile payments. Society’s dependence on “connected things” continues to grow as mobile and “smart” device utilization and connectivity continues to expand—which will ultimately shape and define the IoT space. Based on the results of our latest Global Mobile Consumer Survey (GMCS), US consumers look at their devices over 8 billion times a day in the aggregate.

As the number of embedded devices that require mobile connectivity grows, so does the dependency on these devices for critical communication and information dissemination. Telecommunications companies must ensure that networks are maintained and available. With increasing budgetary demands, municipalities and government agencies are operating more effectively and efficiently through applications such as connected city utilities, asset monitoring and tracking, and video security/surveillance. We believe this need will create additional demand for the SENTINEL. Telecom expansion will be based on alliances and partnerships that can help bring a variety of requisite capabilities and speed up the time-to-market. For example, leveraging existing relationships with municipalities and agencies is a way for management to quickly bring the SENTINEL to market. Management intends to leverage existing relationships to expand our business, and do so in a way that is timely and less risky.

THE R SQUARED SENTINEL KEY FEATURES:

1. Configuration-free self-organized network

The SENTINEL automatically establishes a communication network between adjacent devices in the wireless network coverage based on the communication-friendly principle of specific network, and requires no configuration or manual intervention.

2. Multi-technology failover

The SENTINEL integrates multiple communication technologies into a single unit. This enables the SENTINEL to provide superior communication quality under complex environments to ensure real-time communication.

3. Auto-healing and invulnerability performance

To address communication interruptions, maintaining stability, and other special environments, the network’s auto-restoration function was developed.

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4. Power storage system ensures the communication

The SENTINEL comes with the battery-powered system that can transmit the data in real time for up to 10 hours per charge, and is suitable for any natural disaster or crisis. Moreover, additional power sources can be used to increase capacity and to ensure continuous operation.

5. Portability and man portable

The SENTINEL system equipment is made of high-precision modules and light industrial material ensuring the equipment is compact, lightweight, and portable.

Technology Developers

We must keep our technology up to date and state of the art. We intend to work with PATRIOT and their engineers to continue the development of the next generation of mobile communication centers.

Sales

The Company intends to implement a three-prong approach to sales.

Federal:

To facilitate government sales, we leverage the US Small Business Administration’s (SBA) Mentor Protégé program by mentoring PATRIOT and leveraging their SDVOSB designation. This will enable us to secure contracts to provide various government entities expedited procurement.

State/Local:

To facilitate state and local government market penetration we will have well-connected Regional Value-Added Resellers (VARS) to market and sell the R Squared product to targeted agencies. These VARS will be commission based as they target state, local and pseudo governmental agencies.

Commercial:

To facilitate critical infrastructure, transportation, and logistics market penetration we will have VARS to market and sell the R Squared product to targeted agencies. These VARS will be commission based as they target specific clients.

Products (Skyborne Technology Inc.)

The Company recently acquired Skyborne Technology, Inc. as a 100% wholly owned subsidiary on a stock for stock exchange. (“Skyborne” or the “Company”), is a Florida corporation incorporated in August 23, 2018. Skyborne Technology, Inc., is a developer, manufacturer and integrator of next generation manned and automated first responder communication, unmanned lighter than air drone aviation systems and owns and operates Costin Airport in Gulf County, FL for flight operations, manufacturing and unmanned aircraft systems training. The acquisition included these following wholly owned subsidiaries:

•	Skyborne South America, LLC
•	Skyborne Central America, LLC
•	Skyborne Technology Investment Properties, Inc.

Skyborne is an emerging leader in the development and production of helium-filled, lighter-than-air (LTA) drones for advertising, military, communications, cargo, passenger transport, and other applications.

The concept of a lighter than air drone offers great appeal to military and commercial customers – simple construction, long flight duration, relatively efficient operation versus aircraft, potential for vast size and cargo capacity, and the ability to rise and land vertically.

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The company has current projects scheduled to start in South America and Central America in 2021. Lighter Than Air Drones have undergone surprisingly little evolution, and this makes the proprietary designs of the Company so desirable to government and commercial customers. The company has been awarded through Grants and other for a total of $2,004,868. Of those awards, $1,104,868 is part of an infrastructure Grant from the Federal EDA, The Florida State Department of Equal Opportunity and Gulf County Florida, to construct a road, sewer, water and three phase power at Costin Airport, Port St. Joe, Florida in preparation for the build of new hangar to house lighter than air drones. The combined hangar and airport will support training and operations for domestic and international customers as a one-stop shop. Through Florida’s Gulf Coast State College and the Triumph Fund, Skyborne Technology will complete the LTATDD SA 70 for manned and unmanned operations as a disaster relief program. The award is approximately $900,000 to complete and to certificate the lighter than air drone system for flight in 2022. Additional Grants and contracts are in final stages of development.

•

Skyborne lighter than air drone technology with a significant research & development investment is based on Intellectual Property and proprietary design covering semi-rigid lighter than air design, reverse-ballonet technology and mooring and hybrid propulsion that provides it with substantial and sustainable competitive advantages for both its Spherical Class and Cylindrical Class designs.

•

Our Team has successfully flown 14 of the Cylindrical and Spherical Class lighter than air drones to achieve the flight status. The design technology is scalable, thereby allowing continued increase in size and capabilities based on the client’s requirement.

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Next Generation Lighter Than Air Drones

•	The Spectra outer envelope fabric is highly puncture resistant (10x stronger than steel)

•	Spectra fibers are also virtually transparent to radar / ideal for military surveillance

•	Highly resistant to water, weather and UV rays and is amphibious

•	Lands/takes off similar to a helicopter

•	Provided with state-of-the-art lighter than air avionics

•	Utilizes Proprietary Reverse – Ballonet Technology

•	Lands in water

•	LTATDD Technology (Lighter Than Air Tether Detachable Drone ) for manned and unmanned operations

•	Long flight durations

•	Cargo capacity-2000 lbs.

•	Rise and land vertically

•	Great low speed maneuverability / ground handling

•	Loses less helium / more autonomy

•	Minimize solar loading and diurnal temperature changes

•	Certified and regulated by FAA and local regulatory guidelines

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We currently have our commercial/government model under final construction at our Wewahitchka facility.

Specifications:

Model:	SA-70
Serial Number:	SA-70-12
Diameter:	70 Feet
Engines:	4- Rotax 912is; option for Hybrid
Propellers:	4- Air Master reversible/carbon fiber
Altitude:	0 to 10,000 feet
Speed:	54 MPH
Cruising speed:	20-35 MPH
Lifting Gas:	Helium
Duration of Flight:	8 to 24 hours
Flight Operations:	Manned or unmanned configuration
Flight control:	Vectored Thrust
Hull:	Dyneema- advanced anti-bacteria
Inner envelope:	Capran
Payload:	1000 lbs. (additional)
Camera:	Optional Raytheon or L3 HD/IR
UAV:	Two
Automated winch:	One system

Skyborne has a 10,000 square foot manufacturing facility and has recently acquired the 44-acre Costin Airport at the Port of St. Joe, Florida. The company plans to build a hanger designed to operate its drone division from this location as well.

Marketing

Our initial marketing plan will focus on federal, state, and local communities. Emergency responders at all level of government including FEMA, DoD, municipal leaders, and local first responders will be our targeted markets. We also believe that other countries will recognize the critical need for the SENTINEL. For example, recent natural disasters in Haiti rendered most communication inoperable and isolated various parts of the country.

(In order to facilitate securing contracts from these sources, we have established relationships with leader within the various agencies and industrial groups. Such as Federal EMP Taskforce and other meetings to gain a better understanding of the need for emergency communications infrastructure.)

The marketing plan targets the high probability sale of 100+ systems over a three-year period. Potential additional target markets include the Maritime Services, Critical Infrastructure, Transportation Industry, Telemedicine, and foreign government sales.

Initial plan targets high confidence sales of 100+ devices over a 3-year period, at a base sales price of $25,000 depending on volume of purchase, plus planed technology upgrades increase the growth potential.

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Competition

We face competition from mid-sized specialized companies to multi-national telecommunication and Internet service providers. Most of these are companies are better capitalized than us. However, we believe that we will be able to compete effectively based on technical expertise, cost savings and enhanced customer service.

The SENTINEL targets a specific niche, addressing the space between two distinct segments. The first segment are large system providers, such as Cisco Systems or Honeywell, which connect with the Fire-Control, or Communications Centers within buildings, or hi-end Mobile System providers, such as Oshkosh Frontline Communications, Homeland1 or Cisco, which provide expensive, mobile vehicles, that require extensive outlays, full-time technical support personnel, and disaster environments that allow vehicle access.

The second segment is comprised of lesser-priced competitors, which address specific needs within a communications space, addressing mobile devices that may address needs such as one-on-one communications, local Wi-Fi, or satellite connections from remote locations. Companies in this space are companies such as Ground Control, or Pac star, which make competitive devices, but for more limited applications than the SENTINEL.

The SENTINEL is unique, in that it addresses the need for an Emergency Communications Center that is Man-Mobile. It can be carried into a Disaster area, with no power or cell service, and within 5 minutes, establish an EMERGENCY COMMAND COMMUNICATIONS CENTER, allowing a communications dome with a 100-meter radius, Wi-Fi, telephony, 5G, and satellite connections allowing communications virtually anywhere in the world.

Government Regulation

The use of the SENTINEL may be subject to rules and regulations promulgated by the Federal Communications Commission. We do not believe compliance will result in any significant changes to the SENTINEL or incurring significant costs, since commercial-off-the-shelf (COTS) components used in our system are already in compliance.

Research and Development

R Squared has invested close to $3,700,000 in research and development of the Sentinel communication system and investments in its recent acquisition Skyborne’s lighter than air drone programs. This includes the purchase of the Costin Airport in Port St. Joe Florida and further development on its technology maturity, as well as new products to expand into complementary vertical markets subject to securing additional financing.

Properties

Please refer to the Notes to our Financial Statement.

Employees

We have four contract full time and 4 contract Part time employees. We anticipate transitioning from consulting agreements to additional full time employees as demand requires and adequate funds are available. We will continue using independent contractors, consultants, attorneys, and accountants as necessary, to complement services rendered by our officers and directors.

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MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
William Robinson	66	2020	Chairman/President
Mike Lawson	65	2020	CEO/Director
David Dugas	66	2020	COO/Director
Brian Kistler	66	2018	Director
Jack Denker	65	2020	VP Marketing
Isaac Onn	69	2020	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Officers and Directors

William Robinson, Chairman – Mr. Robinson specializes in architecting strategy and identifying and executing new acquisition opportunities. Mr. Robinson extensive experience in public equity markets and M&A will help enable UMAV to continue towards its goal of creating a significant operator in the aerospace space. In his 35-year career he’s served as both Chairman, CEO and CFO of several public companies. Additionally, he has an extensive executive level operational background in both manufacturing and technology. He also founded a drone and airship company receiving multiple contracts from the US Government and Commercial buyers. His company was the first approved by the FAA to fly drones in US airspace. Mr. Robinson is also Chairman and CEO of Renavotio, Inc., (“OTC:RIII”) an infrastructure company. He also founded CAVU Resources, Inc., (“CAVR”). That had multiple subsidiaries in the aerospace and oil and gas business. He has initiated and completed multiple public and private transactions assisted with the sale, merger, funding and IPOs. Prior, Mr. Robinson held management positions at Paine Webber as a lead broker on IPOs and served as a vice president of Prudential Securities, Inc. (NYSE:PRU) with series 7, 6 and 65 license (inactive). Mr. Robinson studied Business and Finance at Oklahoma University, Northeastern State University and Northeastern A & M University.

Michael Lawson, CEO/Director – Mr. Lawson has nearly three decades of involvement with the international aerospace and advertising communities. Previous credits include the 1990 “Take Flight With Ideas” campaign, a cross-promotional partnership between NASA and the Pepsi Cola Company, and NASA’s Lunar Prospector Project, filming the First Commercial in Space for Pepsi, First delivery of Pizza to the International Space Station for Pizza Hut and historical ’firsts with commercial space sponsorship programs with Kodak, Frito-Lay, MTV, HBO, Columbia Pictures and others. His extensive professional experience has fine-tuned the concept of using airships as cost-effective advertising, cargo and communications platforms utilizing cooperative programs with commercial and governments’ working together.

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David Dugas, COO/Director – Mr. Dugas has 40 years of petroleum engineering and senior management experience, Dugas has been active in every aspect of the domestic and international oil and gas industry, with hands-on experience in exploration, drilling, reservoir analysis, completion design, operations management, property procurement and acquisition valuations. A former Co-Owner & Founding Member of the predecessor to Ocean Energy (a multi-billion NYSE-listed entity), Dugas also held senior management positions with Chevron and Texas Pacific Oil & Gas prior to serving as CEO of Pantera Petroleum, ESP Resources, ESP PetroChemicals and Encore Chemical Solutions. In addition, Dugas has also been the owner / operator of several service companies which have supplied products, equipment and consulting services to oil and gas companies in North and South America, West Africa and the Far East. A licensed Petroleum Engineer, he graduated from the University of Louisiana, and is a lifetime member of the Society of Petroleum Engineers, Tau Beta Pi National Engineering Society, and Phi Beta Kappa.

Jack Denker, VP of Marketing. Mr. Denker has been involved in the First Responder/First Receiver/Domestic Preparedness business since 1998. He has been providing PPE (personal protective equipment) programs, training and equipment to our US Military, Federal Agencies including FEMA, FBI, CIA, WHMO, Federal Reserve, US Marshalls, Center for Domestic Preparedness, U S Department of State and the USDA just to name a few. His clients have also included foreign governments and military, United Nations, mission groups deployed globally and industrial clients in the petroleum and chemical business. Jack Denker has worked with over 100 manufacturers to provide protection to our First Responders and First Receivers from natural disasters, infectious disease and counter terrorism programs. Equipment ranging from protective suits, respiratory protection from N-95’s, PAPR’s, SCBA’s, escape masks decontamination tents, trailers, mass casualty caches, communication, detection, and EOD suits. Jack Denker is currently a partner with ETL Response LLC.

Brian Kistler, Director – Mr. Kistler is an active Arbitrator with the Financial Industry Regulatory Authority (FINRA) for the State of Indiana. Mr. Kistler volunteered and joined the United States Marine Corp. Upon Honorable Discharge he became an Indiana State Police trooper. He has extensive work history of over Thirty years in the financial services industry, joining securities firm Edward Jones in 1987. In 1999 Mr. Kistler joined Raymond James & Associates to manage their recently acquired Fort Wayne, Indiana office. Subsequently, he became the manager of nine (9) Raymond James offices in northern Indiana. During his time as manager, the revenues and assets under management grew substantially to over 2 billion dollars as a direct result of Mr. Kistler’s ability to recruit, retain and train high quality financial advisers. Mr. Kistler serves as consultant to many public companies, assisting with the preparation and compliance of regulatory filings and corporate governance/compliance. He further is proficient in and has assisted many private startup companies work through the tedious process of becoming a fully reporting public company including the purchase and merger into public companies quoted on the Over the counter marketplace (OTC Markets). He currently serves as consultant, CEO, Director to several public companies guiding them through the public company regulatory requirements.

Issac Onn, Director– Mr. Isaac Onn has been the CEO and Treasurer of Ness Energy of Israel Inc. Mr. Onn was the president of IPA, Fuel Services Ltd (Israel). He has a long history in the wholesale and retail energy sectors including 27 years with Delek, The Israeli Fuel Corporation Ltd. , one of the largest gasoline retailers in Israel. His varied experience includes Head of Rehabilitation Team of Mooney Airplane Company, a manufacturer of high performance single engine aircraft. Isaac is a proud veteran of the Israel Air Force. Among other studies, he is a graduate of UNO Law Academy and a member of the Israeli Bar Association.

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EXECUTIVE COMPENSATION

Name	2021 Salary	2020 Salary	2019 Salary
William Robinson	0	0	0
Mike Lawson	0	0	0
David Dugas	0	0	0
Brian Kistler	0	0	0
Jack Denker	0	0	0
Isaac Onn	0	0	0

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We refer you to Note 5 to our Financial Statements.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of April 8, 2022, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering

All Officers and Directors
William Robinson	Preferred B	5,200,000	26.17%	216,036,090	24.93%	23.97%
Mike Lawson	Preferred B	10,000,000	40.27%	332,363,215	38.35%	47.94%
David Dugas	Preferred B	500,000	2.52%	20,772,701	2.40%	2.40%
Brian Kistler	Preferred D	150,000	3.28%	0	0.00%	0.00%
Brian Kistler	Common	25,000,000	60.5%	25,000,000	4.0%	2.24%
Jack Denker	Preferred B	500,000	2.52%	20,772,701	2.40%	2.40%
Isaac Onn	N/A	N/A	N/A	0	0.00%	0.00%
All Directors and Officers				614,944,707	72.07%	79.11%

ALL BENEFICIAL OWNERS				200,163,048	72.07%	79.11%

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DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

We are authorized to issue up to 2,000,000,000 shares of our common stock, no par value. As of the date of this Offering, we have 41,269,125 shares of common stock issued and outstanding.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

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Series B Preferred Stock

We are authorized to issue up to 19,867,000 shares of Series B Preferred Stock, no par value. As of the date of this Offering, we have 19,867,000 shares of Series B Preferred Stock issued and outstanding as follows;

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

OF

UAV CORP

Section 1. Designation and Amount. The preferred stock subject hereof shall be designated Series B Preferred Stock (“Series B Preferred Stock”) and the number of shares constituting Series B Preferred Stock shall be 19,867,000 shares. No other shares of preferred stock shall be designated as Series B Preferred Stock.

Section 2. Dividends.

a) Participating Dividends on As-Converted Basis. Holders of Series B Preferred Stock (“Holders”) shall be entitled to participate on a pari passu, pro rata as-converted-to- Common Stock basis in any and all dividends or other distributions paid by the Corporation on the Common Stock (other than dividends paid in Common Stock). The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 3. Liquidation Preference. Upon the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series B Preferred Sock shall be entitled to receive the amount such holder would have received had such holder’s shares of Series B Preferred Stock, together with accrued and unpaid dividends thereon, been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

Section 4. Voting. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) the holders of outstanding shares of Series B Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock. Each outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to 95% of the voting power attributable to all shares entitled to vote divided by the sum of (i) the number of shares of Series B Preferred Stock then issued and outstanding and (ii) the number of shares, if any, of Series B Preferred Stock then converted into Common Stock pursuant to Section 6 hereof.

Section 5. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class: (i) amend, alter or repeal (A) any of the powers, designations, rights or preferences of the Series B Preferred Stock or (B) any other provision of the Certificate of Incorporation or Bylaws of the Corporation, in the case of clause (B) only in a manner adverse to the Series B Preferred Stock; and (ii) authorize or issue any additional shares of Series B Preferred Stock.

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Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder of any Series B Preferred Stock, into that number of shares of Common Stock (“Conversion Shares”) determined as follows:

Conversion Shares =	19 x 0.5556 x Adjusted Outstanding Common Stock
(Number of Issued Series B Preferred)

b) Additional Definitions. For the purposes hereof, the following terms shall bear the definitions set forth below:

Adjusted Outstanding Common Stock – (x) Conversion Date Outstanding, less (y) Series B Issued Common Stock and Series B Issued Common Stock.

Conversion Date Outstanding - The number of shares of Common Stock deemed outstanding on a Fully Diluted Basis immediately prior to the Conversion Date; provided, however, an equitable adjustment shall be made to such number of shares for each Capital Event, if any, occurring after the earlier of the relevant Conversion Date through and including the relevant Conversion Issuance Date.

Original Issue Date - The date of the first issue of any shares of this Series B Preferred Stock.

Conversion Issuance Date - The date on which the shares of Common Stock to be issued on account of the conversion made on the Conversion Date are actually issued, if the adjustment effected by the relevant Capital Event would not otherwise be applied to the Conversion Shares.

Series B Issued Common Stock - The number of shares of Common Stock issued on or prior to the Conversion Date on account of (x) conversion of shares of this Series B Preferred Stock and (y) payment of dividends on shares of Series B Preferred Stock; all as adjusted equitably for each Capital Event, if any, after the relevant issuance.

Series B Issued Common Stock - The number of shares of Common Stock issued on or prior to the Conversion Date on account of (x) conversion of shares of Series B Preferred Stock, $.0001 par value per share, of the Corporation (“Series B Preferred Stock”) and (y) payment of dividends on shares of Series B Preferred Stock; all as adjusted equitably for each Capital Event, if any, after the relevant issuance.

Number of Issued Series B Preferred – The sum of (i) the number of shares of Series B Preferred Stock issued and outstanding on the Conversion Date (without giving effect to the conversion for which the calculation is being made) and, (ii) the number of shares, if any, of Series B Preferred Stock converted into Common Stock prior to the Conversion Date.

Capital Event - Each of the following (each howsoever denominated) which has been declared or announced but, as of the Conversion Date, either has not yet been effected or would not otherwise be applied to the Conversion Shares: (w) stock split; (x) reverse stock split; (y) declared stock dividend; or (y) reclassification of shares resulting in the issuance of shares.

Fully Diluted Basis – The number of shares of Common Stock equal to (x) the Adjusted Outstanding Common Stock plus (y) the number of additional shares of Common Stock deemed to be outstanding assuming all options, warrants or other convertible securities (except for unconverted shares of this Series B Preferred Stock or Series B Preferred Stock) or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether or not any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

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c) Conversion Procedures. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation, (although the Holder may surrender the Series B Preferred Stock certificate to, and receive a replacement certificate from the Corporation, at Holder’s election) unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue. Shares of Series B Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

d)Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares. “Trading Day” means a day on which the principal Trading Market is open for trading. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Pink Marketplace, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Series B Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round down to the next whole share.

g) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

h) Legend. Each Conversion Share will be imprinted with the following legend:

“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

Section 7. Adjustments. All references herein to the number of shares of Series B Preferred Stock issued by the Corporation shall be equitably adjusted to reflect any and all forward or reverse splits of the Series B Preferred Stock and reclassifications having a similar effect on the Series B Preferred Stock generally.

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Section 8. Miscellaneous.

a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at: 215 North Jefferson, STE 591, Ossian, Indiana 46777, Attention: President, facsimile: c/o Eilenberg & Krause LLP (212) 986-2399, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Wyoming, without regard to the principles of conflict of laws thereof. Each Holder and the Corporation agree that all legal proceedings concerning the interpretation and enforcement of this Certificate of Designation (whether brought against Holder and the Corporation or their respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Holder and the Corporation hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Holder and the Corporation hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party or parties for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d)Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or, except as noted in the prior sentence, a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or, except as noted in the first sentence of this paragraph, any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

g)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, or shall otherwise be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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Series C Preferred Stock

We are authorized to issue up to 15,900,000 shares of Series C Preferred Stock, no par value. As of the date of this Offering, we have 15,900,000 shares of Series C Preferred Stock issued and outstanding as follows:

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PREFERRED STOCK

OF

UAV CORP

Section 1. Designation and Amount. The preferred stock subject hereof shall be designated Series C Preferred Stock (“Series C Preferred Stock”) and the number of shares constituting Series C Preferred Stock shall be 15,900,000 shares. No other shares of preferred stock shall be designated as Series C Preferred Stock.

Section 2. Dividends.

a)Participating Dividends on As-Converted Basis. Holders of Series C Preferred Stock (“Holders”) shall be entitled to participate on a pari passu, pro rata as-converted-to- Common Stock basis in any and all dividends or other distributions paid by the Corporation on the Common Stock (other than dividends paid in Common Stock). The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 3. Liquidation Preference. Upon the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series C Preferred Sock shall be entitled to receive the amount such holder would have received had such holder’s shares of Series C Preferred Stock, together with accrued and unpaid dividends thereon, been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

Section 4. Voting. Except as otherwise provided herein or by law, Holders of Series C Preferred Stock shall not be entitled to any voting rights.

Section 5. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of a majority of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class: (i) amend, alter or repeal (A) any of the powers, designations, rights or preferences of the Series C Preferred Stock or (B) any other provision of the Certificate of Incorporation or Bylaws of the Corporation, in the case of clause (B) only in a manner adverse to the Series C Preferred Stock; and (ii) authorize or issue any additional shares of Series C Preferred Stock.

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Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder of any Series C Preferred Stock, into that number of shares of Common Stock (“Conversion Shares”) determined as follows:

Conversion Shares =	19 x 0.4444 x Adjusted Outstanding Common Stock
(Number of Issued Series C Preferred)

b) Additional Definitions. For the purposes hereof, the following terms shall bear the definitions set forth below:

Adjusted Outstanding Common Stock – (x) Conversion Date Outstanding, less (y) Series A Issued Common Stock and Series C Issued Common Stock.

Conversion Date Outstanding - The number of shares of Common Stock deemed outstanding on a Fully Diluted Basis immediately prior to the Conversion Date; provided, however, an equitable adjustment shall be made to such number of shares for each Capital Event, if any, occurring after the earlier of the relevant Conversion Date through and including the relevant Conversion Issuance Date.

Original Issue Date - The date of the first issue of any shares of this Series C Preferred Stock.

Conversion Issuance Date - The date on which the shares of Common Stock to be issued on account of the conversion made on the Conversion Date are actually issued, if the adjustment effected by the relevant Capital Event would not otherwise be applied to the Conversion Shares.

Series A Issued Common Stock - The number of shares of Common Stock issued on or prior to the Conversion Date on account of (x) conversion of shares of Series A Preferred Stock, $.0001 par value per share, of the Corporation (“Series A Preferred Stock”) and (y) payment of dividends on shares of Series A Preferred Stock; all as adjusted equitably for each Capital Event, if any, after the relevant issuance.

Series C Issued Common Stock - The number of shares of Common Stock issued on or prior to the Conversion Date on account of (x) conversion of shares of Series C Preferred Stock and (y) payment of dividends on shares of Series C Preferred Stock; all as adjusted equitably for each Capital Event, if any, after the relevant issuance.

Number of Issued Series C Preferred – The sum of (i) 15,900,000, representing the number of shares of Series C Preferred Stock originally issued on or about the date of filing of this Certificate of Designation, and (ii) the number of additional shares of Series C Preferred Stock, if any, issued at any time thereafter through and including the Conversion Date.

Capital Event - Each of the following (each howsoever denominated) which has been declared or announced but, as of the Conversion Date, either has not yet been effected or would not otherwise be applied to the Conversion Shares: (w) stock split; (x) reverse stock split; (y) declared stock dividend; or (y) reclassification of shares resulting in the issuance of shares.

Fully Diluted Basis – The number of shares of Common Stock equal to (x) the Adjusted Outstanding Common Stock plus (y) the number of additional shares of Common Stock deemed to be outstanding assuming all options, warrants or other convertible securities (except for unconverted shares of this Series C Preferred Stock or Series A Preferred Stock) or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether or not any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

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c) Conversion Procedures. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series C Preferred Stock to the Corporation, (although the Holder may surrender the Series C Preferred Stock certificate to, and receive a replacement certificate from the Corporation, at Holder’s election) unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. Shares of Series C Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

d) Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares. “Trading Day” means a day on which the principal Trading Market is open for trading. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Pink Marketplace, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock and payment of dividends on the Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round down to the next whole share.

g) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

h) Legend. Each Conversion Share will be imprinted with the following legend:

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“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

i) Holder’s Conversion Limitations. The Corporation shall not effect any conversion of Series C Preferred Stock, and a Holder shall not have the right to convert any Series C Preferred Stock, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(i) applies, the determination of whether and to the extent shares of Series C Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether and to the extent the shares subject to the Notice of Conversion may be converted (in relation to other securities owned by the Holder together with any Affiliates), all subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the US Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion Series C Preferred Stock held by the Holder. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days’ prior notice to Borrower, may increase the Beneficial Ownership Limitation provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series C Preferred Stock held by the Holder and the Beneficial Ownership Limitation provisions of this Section 6(i) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to all Holders.

Section 7. Adjustments. All references herein to the number of shares of Series C Preferred Stock issued by the Corporation shall be equitably adjusted to reflect any and all forward or reverse splits of the Series C Preferred Stock and reclassifications having a similar effect on the Series C Preferred Stock generally.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at: 215 North Jefferson, STE 591, Ossian, Indiana 46777, Attention: President, facsimile: c/o Eilenberg & Krause LLP (212) 986-2399, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Wyoming, without regard to the principles of conflict of laws thereof. Each Holder and the Corporation agree that all legal proceedings concerning the interpretation and enforcement of this Certificate of Designation (whether brought against Holder and the Corporation or their respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Holder and the Corporation hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Holder and the Corporation hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any Holder or the Corporation shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party or parties for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or, except as noted in the prior sentence, a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or, except as noted in the first sentence of this paragraph, any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, or shall otherwise be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

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Series D Preferred Stock

We are authorized to issue up to 4,570,530 shares of Series D Preferred Stock, no par value. As of the date of this Offering, we have 4,550,430 shares of Series D Preferred Stock issued and outstanding as follows;

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D PREFERRED STOCK

OF

HAN TANG TECHNOLOGY, INC.

Section 1. Designation and Amount. The preferred stock subject hereof shall be designated Series D Preferred Stock (“Series D Preferred Stock”) and the number of shares constituting Series D Preferred Stock shall be 4,570,430 shares. No other shares of preferred stock shall be designated as Series D Preferred Stock.

Section 2. Dividends.

a) Participating Dividends on As-Converted Basis. Holders of Series D Preferred Stock (“Holders”) shall be entitled to a Six Percent (6%) dividend or other distributions paid by the Corporation on the Common Stock (other than dividends paid in Common Stock).

Section 3. Liquidation Preference. Upon the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series D Preferred Sock shall be entitled to receive the amount such holder of Preferred D shares owned times Fifty and No/100 Cents ($.50) a share together with accrued and unpaid dividends thereon, been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

Section 4. Voting. Except as otherwise provided herein or by law, Holders of Series D Preferred Stock shall not be entitled to any voting rights.

Section 5. Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of a majority of the then outstanding shares of Series D Preferred Stock and Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class: (i) amend, alter or repeal (A) any of the powers, designations, rights or preferences of the Series D Preferred Stock or (B) any other provision of the Certificate of Incorporation or Bylaws of the Corporation, in the case of clause (B) only in a manner adverse to the Series D Preferred Stock; and (ii) authorize or issue any additional shares of Series D Preferred Stock.

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Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder of any Series D Preferred Stock, into that number of shares of Common Stock (“Conversion Shares”) determined as follows:

Conversion Shares =	(Number of Issued Series D Preferred)
$.50 in Common Stock

b) Additional Definitions. For the purposes hereof, the following terms shall bear the definitions set forth below:

Original Issue Date - The date of the first issue of any shares of this Series D Preferred Stock.

Conversion Issuance Date - The date on which the shares of Common Stock to be issued on account of the conversion made on the Conversion Date are actually issued, if the adjustment effected by the relevant Capital Event would not otherwise be applied to the Conversion Shares.

Number of Issued Series D Preferred – The sum of (i) 4,570,430, representing the number of shares of Series D Preferred Stock originally issued on or about the date of filing of this Certificate of Designation, and (ii) the number of additional shares of Series D Preferred Stock, if any, issued at any time thereafter through and including the Conversion Date.

Capital Event - Each of the following (each howsoever denominated) which has been declared or announced but, as of the Conversion Date, either has not yet been effected or would not otherwise be applied to the Conversion Shares: (w) stock split; (x) reverse stock split; (y) declared stock dividend; or (y) reclassification of shares resulting in the issuance of shares.

c) Conversion Procedures. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the conversion at issue, the number of shares of Series D Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series D Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series D Preferred Stock to the Corporation, (although the Holder may surrender the Series D Preferred Stock certificate to, and receive a replacement certificate from the Corporation, at Holder’s election) unless all of the shares of Series D Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D Preferred Stock promptly following the Conversion Date at issue. Shares of Series D Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

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d) Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares. “Trading Day” means a day on which the principal Trading Market is open for trading. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Pink Marketplace, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock and payment of dividends on the Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other holders of the Series D Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round down to the next whole share.

g) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

h) Legend. Each Conversion Share will be imprinted with the following legend:

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“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

i) Holder’s Conversion Limitations. The Corporation shall not effect any conversion of Series D Preferred Stock, and a Holder shall not have the right to convert any Series D Preferred Stock, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series D Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(i) applies, the determination of whether and to the extent shares of Series D Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether and to the extent the shares subject to the Notice of Conversion may be converted (in relation to other securities owned by the Holder together with any Affiliates), all subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the US Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion Series D Preferred Stock held by the Holder. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than 61 days’ prior notice to Borrower, may increase the Beneficial Ownership Limitation provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the Holder and the Beneficial Ownership Limitation provisions of this Section 6(i) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to all Holders.

Section 7. Adjustments. All references herein to the number of shares of Series D Preferred Stock issued by the Corporation shall be equitably adjusted to reflect any and all forward or reverse splits of the Series D Preferred Stock and reclassifications having a similar effect on the Series D Preferred Stock generally.

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Section 8. Miscellaneous.

a) Notices. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at: 215 North Jefferson, STE 591, Ossian, Indiana 46777, Attention: President, facsimile: c/o Eilenberg & Krause LLP (212) 986-2399, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Wyoming, without regard to the principles of conflict of laws thereof. Each Holder and the Corporation agree that all legal proceedings concerning the interpretation and enforcement of this Certificate of Designation (whether brought against a Holder or the Corporation or their respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Holder and the Corporation hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Holder and the Corporation hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder and the Corporation hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation. If any Holder or the Corporation shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party or parties for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or, except as noted in the prior sentence, a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or, except as noted in the first sentence of this paragraph, any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted, or shall otherwise be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

49

Limitations on Liability and Indemnification of Officers and Directors

Wyoming law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Wyoming law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Wyoming law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Co. with addresses at 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119. They may be contact via telephone at 800.785.7782 or their website www.pacifictransfer.com

50

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 500,41,269,125 outstanding shares of Common Stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally i includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 500,413 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

51

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 500,000,000 shares of its Common Stock at a price of $0.02 per share. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 365 days from the date the Offering is approved by the state of New York. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 365 days from the date the Offering is approved by the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days). For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

52

F-1

UAV CORP.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash	$40,915	$58,579
Inventory - supplies and parts	212,379	37,523
Receivables, related party	83,808	45,965
Total current assets	337,102	142,067

Non-current assets
Property, plant, and equipment, net	684,358	716,682
Total non-current assets	684,358	716,682

Total assets	$1,021,460	$858,749

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accrued interest payable	$205,418	$235,638
Advances from related parties	-	2,788
Accrued expenses	21,370	26,270
Notes payable	187,356	172,942
Convertible notes payable	2,853,693	2,889,418
Derivative liability	313,473	415,335
Total current liabilities	3,581,310	3,742,391

Total liabilities	3,581,310	3,742,391

Commitments and contingencies (Note 6)

Stockholders’ equity (deficit)
Preferred stock, par value $.0001 per share, 100,000,000 shares authorized at December 31, 2021 and 2020, respectively:
Series A preferred stock, 0 and 0 issued and outstanding at December 31, 2021 and 2020, respectively	-	-
Series B convertible preferred stock, 19,867,000 issued and outstanding at December 31, 2021 and 2020, respectively	1,987	1,987
Series C convertible preferred stock, 15,900,000 issued and outstanding at December 31, 2021 and 2020, respectively	1,590	1,590
Series D convertible preferred stock, 4,550,430 issued and outstanding at December 31, 2021 and 2020, respectively	455	455
Common stock, par value $.0001 per share, 2,000,000,000 shares authorized; 15,377,251 and 5,641,226 issued and outstanding at December 31, 2021 and 2020, respectively	1,538	564
Additional paid-in capital	3,152,181	2,095,348
Accumulated deficit	(5,717,601)	(4,983,586)
Total stockholders’ equity (deficit)	(2,559,850)	(2,883,642)

Total liabilities and stockholders’ equity (deficit)	$1,021,460	$858,749

The accompanying notes are an integral part of these consolidated financial statements

F-2

UAV CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the years ended
	December 31
	2021	2020

Revenues	$594,980	$297,915
Cost of revenues	311,067	152,162
Gross profit	283,913	145,753

Operating expenses
Depreciation	28,574	29,824
Strategic and financial consulting	232,469	178,216
Legal and professional fees	31,900	42,269
Occupancy	99,642	58,456
Travel	34,048	21,856
Other operating expenses	169,425	213,652
Total operating expenses	596,058	544,273

Loss from operations	(312,145)	(398,520)

Other income and (expense)
Interest expense, including amortization of debt discount	(252,479)	(591,412)
Loss on settlement of debt	-	(156,866)
Default penalty	-	(53,675)
Change in fair value of derivative liability	(169,391)	34,036
Total other income (expense)	(421,870)	(767,917)

Loss before income taxes	(734,015)	(1,166,437)

Income tax expense	-	-

Net loss	$(734,015)	$(1,166,437)

Loss per share - basic and diluted	$(0.08)	$(0.22)

Weighted average shares outstanding - basic and diluted	9,561,392	5,233,340

The accompanying notes are an integral part of these consolidated financial statements

F-3

UAV CORP. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2019	6	$-	4,782,596	$478	$14,932	$(3,817,149)	$(3,801,739)

Effect of the reverse acquisition on January 27, 2020
Shares surrendered	(6)	-	-	-	-	-	-
R Squared shareholders	35,767,000	3,577	-	-	(3,577)	-	-
Settle R Squared debt	4,250,430	425	-	-	2,248,460	-	2,248,885
Settle HTTI debt	300,000	30	-	-	(30)	-	-
Effect of HTTI net liabilities	-	-	-	-	(592,471)	-	(592,471)

Settlement of debt	-	-	209,155	21	209,134	-	209,155
Conversion of debt	-	-	649,475	65	52,697	-	52,762
Reduction of derivative liability from conversion of debt	-	-	-	-	166,203	-	166,203
Net loss	-	-	-	-	-	(1,166,437)	(1,166,437)

Balances, December 31, 2020	40,317,430	$4,032	5,641,226	$564	$2,095,348	$(4,983,586)	$(2,883,642)

Shares issued for cash	-	-	4,785,815	479	676,145	-	676,624
Conversion of debt	-	-	4,950,210	495	109,435	-	109,930
Reduction of derivative liability from conversion of debt	-	-	-	-	271,253	-	271,253
Net loss	-	-	-	-	-	(734,015)	(734,015)

Balances, December 31, 2021	40,317,430	$4,032	15,377,251	$1,538	$3,152,181	$(5,717,601)	$(2,559,850)

The accompanying notes are an integral part of these consolidated financial statements

F-4

UAV CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the years ended
	December 31,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(734,015)	$(1,166,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	28,574	29,824
Amortization of debt discount	9,275	100,472
Loss on settlement of debt	-	156,866
Loss from disposition of assets	3,750	-
Financing expense from derivative liability	-	204,739
Default penalty	-	53,675
Change in fair value of derivative liability	169,391	(34,036)
Changes in operating assets and liabilities:
Inventory	(174,856)	145,481
Accounts payable	-	(3,200)
Accrued interest payable	34,710	286,201
Accrued expenses	(4,900)	170
NET CASH USED IN OPERATING ACTIVITIES	(668,071)	(226,245)

INVESTING ACTIVITIES
Cash received in acquisition	-	769
NET CASH PROVIDED BY INVESTING ACTIVITIES	-	769

FINANCING ACTIVITIES
Proceeds from sale of common stock	676,624	-
Related party advances, net	(40,631)	(25,762)
Proceeds from issuance of notes payable	15,000	134,505
Proceeds from issuance of convertible notes payable	-	192,510
Repayments of notes payable	(586)	(15,000)
Repayments of convertible notes payable	-	(10,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	650,407	276,253

NET INCREASE (DECREASE) IN CASH	$(17,664)	$50,777
CASH, BEGINNING OF PERIOD	58,579	7,802
CASH, END OF PERIOD	$40,915	$58,579

CASH PAID FOR INCOME TAXES	$-	$-
CASH PAID FOR INTEREST	$143,545	$-
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Original issuance discount on debt	$-	$21,240
Discount on debt from derivative liability	$-	$52,500
Convertible notes payable issued for notes payable and interest	$-	$570,148
Convertible notes payable issued for convertible note interest	$-	$135,072
Common stock issued for convertible notes payable and interest	$109,930	$52,762
Reduction of derivative liability from conversion of debt	$271,253	$166,203
Effect of HTTI net liabilities	$-	$592,471
Shares issued to R Squared shareholders	$-	$3,577
Shares issued to settle liabilities	$-	$2,248,885

The accompanying notes are an integral part of these consolidated financial statements

F-5

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

UAV Corp. (“UAV” or the “Company” or, for transactions occurring before the name change, “HTTI”) was incorporated under the laws of State of Wyoming in January 2013. Prior to January 2021, the Company was known as Han Tang Technologies, Inc. (“HTTI”).

On January 27, 2020, HTTI entered into a Securities Exchange Agreement (the “Agreement”) with R Squared Technologies, Inc. (“R Squared”), pursuant to which HTTI was to acquire all of the issued and outstanding shares and assets of R Squared. R Squared assets consist primarily of all of the issued and outstanding shares of capital stock of Skyborne Technology, Inc. (“Skyborne”) and certain real property located in Gulf County, Florida (the “Assets”). The Agreement was consummated and, in accordance with the terms of the Agreement, exchanges and issuances of HTTI stock were made as detailed in Note 3.

As a result of the controlling financial interest of the former stockholders of R Squared, for financial statement reporting purposes, the acquisition has been treated as a reverse acquisition with R Squared deemed the accounting acquirer and HTTI deemed the accounting acquiree under the acquisition method of accounting.

The reverse acquisition is deemed a capital transaction and the net assets of R Squared (the accounting acquirer), and its wholly owned subsidiaries, are carried forward to HTTI (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of HTTI and the assets and liabilities of R Squared which are recorded at their historical cost.

R Squared is a Delaware corporation incorporated June 22, 2017. R Squared engaged Patriot Government Services, LLC (“Patriot”), a Service-Disabled Veteran Owned Small Business Concern (“SDVOSB”), to develop the Sentinel Mobile Communication Center. R Squared purchased the technology including the R Squared Sentinel logo and name.

The R Squared Sentinel (the “Sentinel”) is a portable, battery-powered, Internet Protocol (“IP”) data and voice system that features Wi-Fi, Long Term Evolution (“LTE”) and Broadband Global Area Network (“BGAN”), options serving the needs of local, state, and federal government agencies as well as the commercial market place. The Sentinel establishes a communication network between wired and Wi-Fi enabled devices within a secure network. It can be used for both defense and emergency management applications. The Sentinel may serve as an immediate command and control network and may provide a communication solution in response to a variety of adverse circumstances, including severe weather, natural disaster, power outages or even a hostile attack.

On October 29, 2019, R Squared completed an acquisition of 100% of the issued and outstanding capital stock of Skyborne Technology, Inc. (“Skyborne”), a privately-owned company, and its wholly owned subsidiaries Skyborne South America LLC, Skyborne Central America LLC, and Skyborne Technology Investment Properties Inc. Skyborne is a developer, manufacturer and integrator of next generation manned and automated first responder communication, unmanned lighter than air drone aviation systems and owns and operates Costin Airport in Gulf County, FL for flight operations, manufacturing and unmanned aircraft systems training.

On April 9, 2020, the Company filed an application to change its name to UAV Corp. During January 2021, the Company completed the necessary requirements mandated by FINRA and the OTC and began trading under the symbol UMAV.

Basis of Presentation and Going Concern

The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates. The operating results of the above listed wholly owned subsidiaries were consolidated with the consolidated financial statements of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company has incurred losses since inception and requires additional funds for future operating activities. The Company’s selling activity has not reached a level of revenue sufficient to fund its operating activities. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern. The combination of these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in response to these factors include the issuances of debt and common stock in exchange for cash and several out of country contracts currently in the final stages of negotiations. There are no guarantees that any of the contracts will close; however, if any of the contracts currently under negotiations do, we expect that the Company will be able to continue as a going concern.

The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining additional financing. If this is not achieved, the Company will be unable to obtain sufficient cash flow to fund its operations and obligations, and as a result there is substantial doubt the Company will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts; nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.

F-6

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include accounting for depreciation and amortization, accruals and contingencies, the fair value of Company common stock and the estimated fair value of warrants.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of December 31, 2021 and 2020.

The Company maintains cash balances at three financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2021, the Company’s cash balances did not exceed FDIC coverage.

Inventory

Inventories are stated at the lower of cost (average cost) or market (net realizable value). Cost includes materials related to the purchase and production of inventories. Management regularly reviews inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of the Company’s inventory. If management’s review indicates a reduction in utility below carrying value, the Company reduces inventory to a new cost basis through a charge to cost of revenue.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are based on the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Depreciation is computed on the straight-line method net of salvage value with useful lives as follows:

Airship materials and equipment	5 years

Impairment of Long-Lived Assets

The Company reviews its long-lived assets on a periodic basis, whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell. During the years ended December 31, 2021 and 2020, we recorded no impairment expenses.

Revenue Recognition

The Company recognizes revenues under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 requires that the entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The Company had no remaining performance obligations as of December 31, 2021 and 2020.

Fair Value of Financial Instruments

In accordance with the reporting requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The Company does not have assets or liabilities measured at fair value on a recurring basis except its derivative liability.

Consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at the balance sheet dates, nor gains or losses reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held during the years ended December 31, 2021 and 2020, except as disclosed.

Debt Issuance Costs

Costs incurred in connection with the Company’s debt issuances are capitalized and amortized as interest expense over the scheduled maturity period using the effective interest method. Unamortized costs are presented as a direct deduction from the carrying value of the debt in the accompanying balance sheets.

F-7

Fair Value Measurement

ASC Topic 820, Fair Value Measurements, provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value.

The following tables present the Company’s assets and liabilities that were measured and recognized at fair value as of December 31, 2021 and 2020:

December 31, 2021
	Level 1	Level 2	Level 3	Total
Derivative liability	-	-	313,473	313,473

December 31, 2020
	Level 1	Level 2	Level 3	Total
Derivative liability	-	-	415,335	415,335

A reconciliation of the changes in the Company’s Level 3 derivative liability at fair value is as follows:

Balance at December 31, 2020	$415,335
Additions to the liability	-
Conversions of debt to equity	(271,253)
Change in fair value of the liability	169,391
Balance at December 31, 2021	$313,473

From time to time, the Company enters into convertible promissory note agreements. These notes are convertible at a fraction of the stock closing price near the conversion date. Additionally, the conversion price, as well as other terms including interest rates, adjust if any future financings have more favorable terms. The conversion features of these notes meet the definition of a derivative which therefore requires bifurcation and are accounted for as a derivative liability.

At December 31, 2020, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible promissory notes based on assumptions used in the Black Scholes pricing model. At December 31, 2020, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.10; a risk-free interest rate of 0.09%, and expected volatility of the Company’s common stock of approximately 396%, various estimated exercise prices based on the terms of the respective notes, and terms under one year.

On January 1, 2021, the Company changed its method for estimating the fair value of the conversion feature derivatives embedded in the convertible promissory notes from the Black Scholes pricing model to the Cox-Ross-Rubinstein binomial pricing model. The Company recalculated the value of the derivative liabilities at December 31, 2020 using the new pricing model, noting an unsignificant trivial variance in valuation.

At December 31, 2021, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the December 31, 2021 closing price of the Company’s common stock of $0.10, a risk-free interest rate of 0.19%, a dividend rate of 0%, expected volatility of the Company’s common stock of approximately 292%, various estimated exercise strike prices based on the terms of the respective notes, and terms of approximately 180 days.

Research and development costs

The Company accounts for its research and development costs in accordance with ASC Topic 730, Research and Development (“ASC 730”). The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) shall be capitalized as tangible assets when acquired or constructed.

F-8

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. At December 31, 2020, the entire deferred tax asset, which arises primarily from our net operating losses, has been fully reserved because management has determined that it is not “more likely than not” that the net operating loss carry forwards would be realized in the future.

The Company accounts for uncertainty in income taxes using a recognition threshold of more-likely-than-not to be sustained upon examination by the appropriate taxing authority. Measurement of the tax uncertainty occurs if the recognition threshold is met. The Company does not believe it has any uncertain tax positions deemed material as of December 31, 2021. The Company is subject to U.S. federal and state income tax examinations by tax authorities for all periods since inception. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2021 and 2020, no interest or penalties have been accrued and no federal or state tax examinations are in progress.

Share Based Compensation

In accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which such awards vest. Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718. ASC Topic 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured fair value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

(Loss) Income Per Share of Common Stock

Basic net loss/income per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options, warrants and convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

The Company had total potential additional dilutive securities outstanding at December 31, 2021 and 2020, as follows.

	December 31, 2021	December 31, 2020
Convertible debt	9,141,156	7,806,766
Warrants	1,500,000	1,500,000
Total	10,641,156	9,306,766

Recent Accounting Pronouncements

There have been no other recently issued accounting pronouncements that have had or are expected to have a material impact on the Company’s financial statements.

Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Company evaluated subsequent events after the balance sheet date and through the date the consolidated financial statements were available to be issued.

NOTE 3 – BUSINESS ACQUISITIONS

R Squared Technologies, Inc.

On January 27, 2020, HTTI entered into a Share Exchange Agreement (the “Agreement”) under which R Squared became a wholly owned subsidiary of the Company, then named HTTI (Note 1). The Agreement was consummated and, in accordance with the terms of the Agreement, the below exchanges and issuances of HTTI stock were made:

F-9

HTTI issued 19,867,000 shares of Series B Convertible Preferred Stock (“Series B”), which have a par value of $0.0001, in exchange for 19,867,000 R Squared common shares. The aggregated outstanding Series B, including common shares converted from Series B shares, shall be entitled to voting rights equal to 95% of the voting power attributable to all shares entitled to vote. The Series B are convertible into HTTI common stock at the following rate:

19 x 0.5556 x Adjusted Outstanding Common Stock

Number of Issued Series B

HTTI issued 15,900,000 shares of Series C Convertible Preferred Stock (“Series C”), which have a par value of $0.0001, in exchange for 15,900,000 R Squared common shares. The Series C have no voting rights and are convertible into HTTI common stock at the following rate:

19 x 0.4444 x Adjusted Outstanding Common Stock

Number of Issued Series C

HTTI issued 4,550,430 shares of Series D Convertible Preferred Stock (“Series D”), which have a par value of $0.0001, have no voting rights, carry a 6% coupon and are convertible into HTTI common stock at $0.50 per share:

•	4,250,430 Series D shares issued to settle $2,125,215 in debt assumed by R Squared (Note 4).
•	150,000 Series D shares issued to settle $75,000 in HTTI debt owed to the President of HTTI.
•	150,000 Series D shares issued to settle $75,000 in HTTI debt owed to a third party.

HTTI issued two classes of warrants, 500,000 of warrants with a cashless exercise and 1,000,000 of cash warrants exercisable into common shares at $1.00 per share in exchange for 1,500,000 R Squared warrants (Note 7). The HTTI warrants expire on December 31, 2025.

In connection with the HTTI the reverse merger, on March 6, 2020, the President of HTTI surrendered 6 shares of HTTI Series A Convertible Preferred Stock.

As a result of the controlling financial interest of the former stockholders of R Squared, for financial statement reporting purposes, the acquisition has been treated as a reverse acquisition with R Squared deemed the accounting acquirer and HTTI deemed the accounting acquiree under the acquisition method of accounting.

The reverse acquisition is deemed a capital transaction and the net assets of R Squared (the accounting acquirer), and its wholly owned subsidiaries, are carried forward to HTTI (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of HTTI and the assets and liabilities of R Squared which are recorded at their historical cost.

The fair values of assets acquired, and liabilities assumed, in connection with this acquisition are as follows:

Cash	$769
Accounts payable	(3,200)
Accrued expenses	(17,700)
Accrued interest payable	(31,218)
Notes payable	(75,437)
Convertible notes payable	(107,350)
Derivative liability	(358,335)
$(592,471)

If the reverse acquisition had occurred on January 1, 2020, proforma unaudited consolidated statements of operations for the year ended December 31, 2020, would be as follows:

December 31, 2020
Revenues	$297,915
Cost of Revenues	152,162
Operating Expenses	544,273
Net loss from operations	(398,520)
Other income (expense)	(767,917)
Net loss	$(1,166,437)

Skyborne Technology, Inc. and Subsidiaries

As discussed in Note 1, R Squared completed an acquisition of all outstanding capital stock of Skyborne Technology, Inc., formerly a related party (Note 5), with an effective date of October 29, 2019, in a transaction accounted for under the acquisition method of accounting, whereby the assets acquired and the liabilities, if any assumed are to be valued at fair value, and compared to the fair value of the consideration given to identify if there are any identifiable intangible assets to be recognized as a result of the transaction.

As a result of the acquisition, Skyborne is now a wholly owned subsidiary of the Company and is included in the accompanying consolidated financial statements only from the effective date through December 31, 2019. The recorded cost of this acquisition was based upon the fair market value of the assets and liabilities acquired.

As consideration for all outstanding shares of Skyborne capital stock, the Company issued 5,000,000 shares of the Company’s common stock valued at par based on the previous cash purchases of the Company’s common stock.

F-10

The fair values of assets acquired, and liabilities assumed, in connection with this acquisition are as follows:

Cash	$3,963
Inventory	145,481
Receivables, related party	45,965
Airport	602,395
Airship materials and equipment	136,611
Right of use asset	28,600
Accrued interest	(102,341)
Short-term advances - related parties	(18,700)
Lease liability	(28,600)
Notes payable	(450,000)
Senior secured convertible notes payable - related parties	(1,077,736)
$(714,362)

If the acquisition had occurred on January 1, 2020, proforma unaudited consolidated statements of operations for the year ended December 31, 2020, excluding HTTI, would be as follows:

December 31, 2020
Revenues	$297,915
Cost of Revenues	152,162
Operating Expenses	469,369
Net loss from operations	(323,616)
Other income (expense)	2,466,811
Net income (loss)	$2,143,195

F-11

NOTE 4 – DEBT

A summary of the Company’s debt at December 31, 2021 and 2020, by counterparty, is as follows:

			Common Shares	Interest	Balance
Origination	Maturity	Convertible	if Converted	Rate	12/31/2021	12/31/2020

Noteholder 1
1/27/2020	5/28/2021	Yes	3,847,514	6%	$1,923,757	$1,923,757
3/18/2020	7/20/2020	No	-	18%	100,005	100,005
6/8/2020	6/8/2021	Yes	44,000	6%	44,000	44,000
9/7/2020	9/7/2021	Yes	55,000	6%	27,500	27,500
11/19/2020	11/19/2021	Yes	33,000	6%	16,500	16,500
Noteholder 2
1/27/2020	5/28/2021	Yes	1,025,184	10%	512,592	512,592
Noteholder 3
1/27/2020	5/28/2021	Yes	112,908	6%	56,454	56,454
6/8/2020	6/8/2021	Yes	22,000	6%	11,000	11,000
Noteholder 4
1/27/2020	5/28/2021	Yes	116,918	6%	58,459	58,459
Noteholder 5
1/27/2020	5/28/2021	Yes	35,542	6%	17,771	17,771
2/6/2020	2/21/2020	No	-	0%	5,000	5,000
3/10/2020	6/9/2020	No	-	0%	5,000	5,000
7/13/2020	8/12/2020	Yes	942,857	10%	33,000	33,000
7/22/2020	7/22/2021	Yes	55,000	6%	27,500	27,500
Noteholder 6
12/17/2019	3/17/2020	No	-	10%	8,250	8,250
Noteholder 7
12/17/2019	3/17/2020	No	-	10%	5,500	5,500
Noteholder 8
12/19/2019	3/19/2020	No	-	10%	5,500	5,500
Noteholder 9
1/7/2020	4/7/2020	No	-	10%	5,500	5,500
Noteholder 10
1/9/2020	7/7/2020	No	-	10%	5,500	5,500
Noteholder 11
1/28/2020	7/28/2020	No	-	10%	2,750	2,750
Noteholder 12
4/23/2017	4/23/2019	Yes	2,312,615	24%	75,160	120,160
Noteholder 13
4/23/2017	-	No	-	3%	29,937	29,937
Noteholder 14
5/1/2020	12/31/2020	Yes	224,719	10%	10,000	10,000
6/8/2020	6/8/2021	Yes	22,000	6%	11,000	11,000
7/6/2020	1/31/2021	Yes	280,899	10%	12,500	12,500
Noteholder 15
6/3/2020	10/3/2020	Yes	11,000	6%	5,500	5,500
Noteholder 16
5/21/2020	5/21/2021	Yes	-	6%	11,000	11,000
Noteholder 17
11/16/2021	12/9/2023	No	-	12%	14,414	-
			9,141,156		3,041,049	3,071,635
Less unamortized discount					-	(9,275)
					$3,041,049	$3,062,360

F-12

Assumption of Debt

Pursuant to a Contingent Assumption Agreement dated January 3, 2019 entered into by the Company with three holders of the Company’s Senior Secured Convertible Notes Payable (collectively, the “Investors”), the Company agreed, if and when the Put Right is exercised, to effectively assume certain debt of Omni held by the Investors on the date of the Contingent Assumption Agreement and specified on a schedule which was to have been attached to the Contingent Assumption Agreement. As such, upon exercise of the Put Right on August 16, 2019, the Company became obligated under the Contingent Assumption Agreement to effectively assume and to issue notes to the Investors with respect to approximately $2,125,215a in aggregate amount of indebtedness which are to bear interest at 6% per annum effective from January 11, 2019, are to mature on January 11, 2022, and are to be convertible into the Company’s common stock at $1.00 per share of stock. The $2,125,215 in assumed debt plus related accrued interest payable was settled as part of the January 2020 reverse merger.

Notes Payable

During August 2018, R Squared entered into a Note Payable Agreement with Noteholder 1 pursuant to which a 6% note payable was issued in the principal amount of $75,000 due one year from issuance. The August 2018 note was extended three years to January 9, 2022 as a result of a forbearance agreement on January 1, 2019.

During December 2019, the Company entered into short-term note payable agreements with three related parties pursuant to which three 10% notes payable were issued with the principal amounts totaling $19,250, including $1,750 in total original issuance discounts, due three months from issuance. In connection with these short-term notes payable, the Company issued 17,500 shares of common stock resulting in an additional $9,625 discount on the short-term notes payable.

On April 23, 2017, HTTI entered into a Note Payable Agreement with a third party pursuant to which a promissory note was issued in the principal amount of $75,437 with no stated maturity. The note requires monthly interest only payments at prime plus 3% until the principal can be paid in full. The $75,437 balance of this HTTI promissory note was assumed by the Company in the HTTI reverse merger.

During January 2020, R Squared entered into short-term Note Payable Agreements pursuant to which three 10% notes payable were issued with principal amounts totaling $13,750 due three to six months from issuance.

On February 6, 2020, R Squared entered into a short-term Promissory Note Agreement with Noteholder 5 pursuant to which the Company issued a $5,000 note payable, due on February 21, 2020.

On March 10, 2020, R Squared entered into a short-term Note Payable Agreement with Noteholder 5 pursuant to which the Company issued a $20,000 note payable, including a $3,000 original issuance discount, due on June 9, 2020.

In connection with the HTTI Reverse Merger (Note 3), on January 27, 2020, HTTI entered into Security Purchase Agreement pursuant to which on March 18, 2020 a 18% secured convertible note payable was issued with principle totaling $100,000 due on July 20, 2020. The note is collateralized by a security interest in all of the existing and future assets of HTTI.

On April 22, 2020, $45,500 in principal and $6,789 in accrued interest related to the HTTI note payable with Noteholder 13 assumed in the reverse merger were assigned to a third party. On April 27, 2020, the Company issued 209,155 common shares to the third party in settlement of these amounts, resulting in a $156,866 loss on settlement of debt.

On November 16, 2021, UAV entered into a note agreement with Noteholder 17 pursuant to which UAV issued a $15,000 note payable due on December 9, 2023.

F-13

Convertible Notes Payable

During October 2017, the R Squared entered into a Securities Purchase Agreement pursuant to which an 8% Senior Secured Convertible Note was issued in the principal amount of $222,222. Since then, these convertible notes payable were assigned to two shareholders of R Squared who are also noteholders, with the first noteholder assuming $187,533 and the second noteholder assuming $34,689.

Additionally, during the year ended December 31, 2018, R Squared issued a series of Secured Convertible Notes Payable, some of which were issued in forbearance. Eight such notes were issued during the period from August 13, 2018 to December 31, 2018. These convertible notes were extended three years to January 9, 2022 as a result of a forbearance agreement on January 1, 2019. An additional ten notes were issued during the year ended December 31, 2019. These notes have similar terms, generally due one year from issuance with interest accruing at 10%. The notes are collateralized by a security interest in all of the existing and future assets of R Squared. The conversion price was $1.00 per share of R Squared stock, subject to adjustment in certain circumstances.

In connection with the HTTI reverse merger (Note 3), on January 27, 2020, HTTI consolidated R Squared and Skyborne principal and interest outstanding at December 31, 2019 by issuing five secured convertible notes payable. The notes are collateralized by a security interest in all of the existing and future assets of HTTI, are convertible $0.50 per share of HTTI common stock and are due on May 28, 2021 with interest accruing at rates ranging from 6% to 10%. The five secured convertible notes payable are as follows:

•	Noteholder 1 - $1,923,757 secured convertible note which consolidated $1,812,883[b] in principal and $110,874 in accrued interest outstanding at December 31, 2019.
•	Noteholder 2 - $512,592 secured convertible note which consolidated $452,604[c] in principal and $59,988 in accrued interest outstanding at December 31, 2019.
•	Noteholder 3 - $56,454 secured convertible note which consolidated $47,096[d] in principal and $9,358 in accrued interest outstanding at December 31, 2019.
•	Noteholder 4 - $58,459 secured convertible note which consolidated $55,000[e] in principal and $3,459 in accrued interest outstanding at December 31, 2019.
•	Noteholder 5 - $27,771 secured convertible note which consolidated $27,500[f] in principal and $221 in accrued interest outstanding at December 31, 2019.

On April 23, 2017, HTTI entered into a Convertible Note Payable Agreement with a third party pursuant to which an 8% convertible promissory note was issued in the principal amount of $120,000 due on April 23, 2019. HTTI defaulted on the convertible promissory note, which resulted in the interest rate being increased to 24% per annum from April 23, 2019. The conversion price is 50% of the average of the lowest trading price for common stock during the twenty-five (25) day trading period prior to conversion. If the Company’s share price at any time loses the bid then the conversion price is fixed at $0.00001. The $107,350 balance of this HTTI convertible promissory note was assumed by the Company in the HTTI reverse merger. During January 2020, principal totaling $30,000 from this note was assumed by Noteholder 5.

On March 17, 2020, Noteholder 5 submitted a conversion notice to convert principal, interest, and associated fees totaling $10,500 related to the April 23, 2017 assumed note into 30,000 common shares of the Company.

On April 29, 2020, Noteholder 5 submitted a conversion notice to convert principal, interest, and associated fees totaling $12,750 related to the April 23, 2017 assumed note into 50,000 common shares of the Company.

On June 1, 2020, Noteholder 5 submitted a conversion notice to convert principal, interest, and associated fees totaling $17,177 related to the April 23, 2017 assumed note into 68,707 common shares of the Company. As a result of the conversion, the principal related to the April 23, 2017 note assumed by Noteholder 5 was settled in full.

On May 1, 2020, the Company issued a 10% Convertible Note totaling $10,000 due December 31, 2020. The note entitles Noteholder 14 to convert the principal and unpaid interest into common stock at a conversion price per share equal to fifty percent (50%) of the lowest closing bid price for the Company’s common stock during the 20-trading day period immediately preceding the date of delivery of the conversion notice to the Company. At issuance of the note, the Company recognized a derivative liability (Note 2) of $35,489, with $10,000 being recognized as a discount being amortized over the life of the note and the remainder recognized as financing expense and included in interest expense on the accompanying consolidated statements of operations.

On May 21, 2020, the Company issued a secured convertible note payable due May 21, 2021 totaling $11,000 bearing interest at 10%. The note entitles Noteholder 16 to convert the principal and unpaid interest into the Company’s series B preferred stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $1,000 is being amortized over the life of the note.

On June 3, 2020, the Company issued a convertible note payable due October 3, 2020 totaling $5,500 bearing interest at 6%. The note entitles Noteholder 15 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $500 is being amortized over the life of the note.

On June 8, 2020, the Company issued a convertible note payable due June 8, 2021 totaling $44,000 bearing interest at 6%. The note entitles Noteholder 1 to convert the principal and unpaid interest into the Company’s common stock at $1.00 per share, subject to adjustment in certain circumstances. An original issuance discount of $4,000 is being amortized over the life of the note.

F-14

On June 8, 2020, the Company issued a convertible note payable due June 8, 2021 totaling $11,000 bearing interest at 6%. The note entitles Noteholder 14 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $1,000 is being amortized over the life of the note.

On June 8, 2020, the Company issued a convertible note payable due June 8, 2021 totaling $11,000 bearing interest at 6%. The note entitles Noteholder 3 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $1,000 is being amortized over the life of the note.

On July 6, 2020, the Company issued a 10% Convertible Note totaling $12,500 due January 31, 2021. The note entitles Noteholder 14 to convert the principal and unpaid interest into common stock at a conversion price per share equal to fifty percent (50%) of the lowest closing bid price for the Company’s common stock during the 20 trading day period immediately preceding the date of delivery of the conversion notice to the Company. At issuance of the note, the Company recognized a derivative liability (Note 2) of $52,739, with $12,500 being recognized as a discount being amortized over the life of the note and the remainder recognized as financing expense and included in interest expense on the accompanying consolidated statements of operations.

On July 13, 2020, the Company issued a 10% Convertible Note totaling $33,000 due August 12, 2020. The note entitles Noteholder 5 to convert the principal and unpaid interest into common stock at a conversion price per share equal to fifty percent (50%) of the lowest closing bid price for the Company’s common stock during the 30 trading day period immediately preceding the date of delivery of the conversion notice to the Company. At issuance of the note, the Company recognized a derivative liability (Note 2) of $169,011, with $30,000 being recognized as a discount being amortized over the life of the note and the remainder recognized as financing expense and included in interest expense on the accompanying consolidated statements of operations.

On July 22, 2020, the Company issued a convertible note payable due July 22, 2021 totaling $27,500 bearing interest at 6%. The note entitles Noteholder 5 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $2,500 is being amortized over the life of the note.

On September 7, 2020, the Company issued a convertible note payable due September 7, 2021 totaling $55,000, of which half was funded as of September 30, 2020, bearing interest at 6%. The second half of the note has not been funded. The note entitles Noteholder 1 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $2,500 is being amortized over the life of the note.

On November 19, 2020, the Company issued a convertible note payable due November 19, 2021 totaling $16,500 bearing interest at 6%. The note entitles Noteholder 1 to convert the principal and unpaid interest into the Company’s common stock at $0.50 per share, subject to adjustment in certain circumstances. An original issuance discount of $1,500 is being amortized over the life of the note.

The future maturities of the Company’s debt as of December 31, 2021, are as follows:

December 31,	Amount
2022	$3,026,635
2023	14,414
$3,041,049

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2018, R Squared issued six secured convertible promissory notes to Skyborne with principal totaling approximately $371,361, including discounts totaling approximately $33,861 due on year from issuance with interest accruing at 8% to 10%. From January 1, 2019 to October 29, 2019, R Squared issued twelve secured convertible promissory notes to Skyborne with principal totaling approximately $741,948, including discounts totaling approximately $63,768, due on year from issuance with interest accruing at 10%. The discounts recognized at issuance are being amortized over the life of the respective note.

The conversion price for voluntary conversions of these notes receivable for a single share of Common Stock is the lesser of (i) $1.00, (ii) if R Squared shall have delivered an Alternate Reset Notice to Skyborne, the Alternate Conversion Price, and (iii) after an Event of Default, and if so elected by R Squared, $.01, in each case subject to adjustment as provided in the notes.

As a result of the Skyborne acquisition (Note 3), these notes receivable and related accrued interest have been eliminated in these consolidated financial statements.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that we believe could have a material adverse effect on its financial condition or results of operations.

Contracts and Commitments

The Company leases operating facilities in Wewahitchka, Florida for approximately $2,350 per month. The lease can be renewed annually, though the Company has not determined that the lease will continue to be renewed. Accordingly, no right-of-use asset or lease liability under ASC 842 have been recorded for this lease.

F-15

NOTE 7 – SHAREHOLDERS’ DEFICIT

Authorized Capital

The Company’s authorized capital stock consists of 2,000,000,000 shares of $0.0001 par value per share common stock and 100,000,000 shares of $0.0001 par value per share preferred stock.

Common stock

The Company has one class of common stock authorized. Each share of common stock is entitled to one vote. At September 30, 2021 and December 31, 2020, there were 15,377,251 shares and 5,641,226 shares issued and outstanding, respectively.

Preferred stock

The Company has four classes of preferred stock authorized. At September 30, 2021 and December 31, 2020, there were no shares of Series A Convertible Preferred Stock issued and outstanding. In connection with the HTTI the reverse merger, the President of HTTI surrendered Series A Convertible Preferred Stock and HTTI issued shares of Series B, Series C, and Series D Convertible Preferred Stock, as detailed in Note 3.

Warrants

Effective December 31, 2018, R Squared issued to two existing investors each a stock warrant in connection with a forbearance agreement entered into at that time with the investors. The warrants are convertible into 1,500,000 shares of common stock at a fixed conversion price of $1.50 for a period of 4 years. During January 2020, the warrants were exchanged as part of a reverse merger (Note 3).

Founder’s Stock Restriction Agreements

On January 27, 2020, the Company entered into a Founder’s Stock Restriction Agreement and Consulting Agreement with the Company’s Corporate Operations Officer and Board Director. Under the Founder’s Stock Restriction Agreement, 500,000 common shares in R Squared held by the Corporate Operations Officer and Board Director, which were converted into Series B shares as part of the reverse merger, became unvested with shares vesting if performance conditions were met by January 27, 2021, and services under the Consulting Agreement and duties as Corporate Operations Officer and Board Director were performed through January 27, 2021. During January 2021, the shares vested.

On January 27, 2020, the Company entered into a Founder’s Stock Restriction Agreement and Consulting Agreement with the Company’s Vice President of Sales. Under the Founder’s Stock Restriction Agreement, 500,000 common shares in R Squared held by the Vice President of Sales, which were converted into Series B shares as part of the reverse merger, became unvested with shares vesting if performance conditions were met by January 27, 2021, and services under the Consulting Agreement and duties as Vice President of Sales were performed through January 27, 2021. During January 2021, the shares vested.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date and through the date the consolidated financial statements were available to be issued, noting subsequent events which require disclosure.

1.

On April 1, 2022 the Company issued 25,000,000 restricted common shares at par value $0.0001 to Brian Kistler as reward for his past services and as incentive to continue serving as the Company Chief Compliance Officer and Member of the Board of Directors.

F-16

 PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Articles of Domestication	2/12/2021
2.2	Articles of Amendment (Increase Auth. And Designation of Series A Preferred)	2/12/2021
2.3	Articles of Correction (Par Value Correction)	2/12/2021
2.4	Articles of Amendment (Name Change to “Success Entertainment Group Corp., USA”)	2/12/2021
2.5	Articles of Amendment (Name Change to “Mariner’s Choice International, Inc.”)	2/12/2021
2.6	Articles of Amendment (Name Change to “Han Tang Technology, Inc.”)	2/12/2021
2.7	Articles of Amendment (Designations for Series B, C and D Preferred)	2/12/2021
2.8	Articles of Amendment (Amendment to Series B, C, and D designations)	2/12/2021
2.9	Articles of Amendment (Name Change to “UAV Corp.”	2/12/2021
2.10	Restate Bylaws of the Corporation	2/12/2021
4.1	Form of Subscription Agreement	4/11/2022
6.1	Share Exchange Agreement between shareholders of Skyborne Technologies, Inc. and shareholders of R Squared Technologies, Inc.	2/12/2021
11.1	Consent of Eilers Law Group, P.A. (Included in 12.1)
12.1	Opinion of Eilers Law Group, P.A.	4/11/2022

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wewahitchka, Florida on this 11th day of April 2022.

By:	/s/ Michael F Lawson
Michael F. Lawson CEO, Director Principal Executive Officer Principal Financial Officer Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael F. Lawson	4/11/2022
	Michael F. Lawson CEO, Director Principal Executive Officer Principal Financial Officer Principal Accounting Officer	Date

By:	/s/ William Robinson	4/11/2022
	William Robinson Chairman	Date

By:	/s/ Brian Kistler	4/11/2022
	Brian Kistler Director	Date

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